Preliminary Structural and Collateral Term Sheet

$893,000,000 (Approximate) of Senior Certificates
J.P. Morgan Alternative Loan Trust 2006-A4
Mortgage Pass-Through Certificates, Series 2006-A4

Features of the Transaction

- Offering consists of approximately 893mm of Senior Certificates rated AAA by S&P and Moody's
- The Amount of Senior Certificates is approximate and may vary.
- There is approximately 1 group of Senior Certificates, which may vary.
- The Credit Support for the Senior Certificates of Pool 1 will be provided by upfront overcollateralization and excess spread

Key Terms

Issuer :	J.P.Morgan Alternative Loan Trust
Underwriter :	J.P.Morgan Securities, Inc.
Depositor :	J.P. Morgan Acceptance Corp. I
Master Servicer:	Wells Fargo
Trustee:	Wachovia Bank
Type of Issuance:	Public
Servicer Advancing:	Yes, Subject to Recoverability.
Compensating Interest:	Paid, But Capped.
Clean-Up Call / Optional Termination:	10% clean-up call
Legal Investment:	The Senior Certificates are
SMMEA Eligible at Settlement.
ERISA Eligible:	The Senior Certificates are
ERISA eligible subject to limitations set
forth in the final prospectus supplement.
Tax Treatment:	REMIC
Structure:	Upfront Overcollateralization, excess spread
and Subordinate Certificate Prepayment Lockout
AAA Subordination (Pool 1):	6.00%
Rating Agencies (Pool 1):	Moody's, S&P
Registration:	Senior Certificates - DTC

Time Table

Cut-Off Date	July 1, 2006
Settlement Date	July 28, 2006
First Distribution Date	August 25, 2006
Distribution Date	25th or Next Business Day

JPMSI Contact Information

Trading/Structuring Greg Boester
Eric Norquist	212-834-2499
Tom Scudese
Marc Simpson
Bridget Byrnes

Preliminary Mortgage Pool Data (approximate)

	Pool 1
Collateral Type	Mixed ARMs	7Yr Hybrid	10Yr Hybrid
	ARMs	ARMs	ARMs
Outstanding Principal Balance	950,000,000	567,779,889	382,220,111
Number of Mortgage Loans	2,693	1,212	1,481
Average Principal Balance	394,023	521,836	289,425
Weighted Average Net Mortgage Rate	6.57%	6.65%	6.45%
Weighted Average Maturity	359	358	359
Weighted Average Seasoning	1	2	1
Weighted Average Months to Roll	97	82	119
ARM Index	LY1(95%)	LY1(96%)	LY1(93%)
	LM6(4%),CMT(1%)	LM6(3%),CMT(0%) LM6(6%),CMT(1%)
Weighted Average Gross Margin	2.26	2.25	2.26
Initial Periodic Rate Cap	5.03	5.01	5.05
Subsequent Periodic Rate Cap	1.98	1.99	1.96
Lifetime Rate Cap	5.05	5.05	5.06
Weighted Average Loan-to-Value	73%	74%	72%
Weighted Average FICO Score	708	707	710
Geographic Distribution	CA(48%),FL(11%)	CA(54%),FL(8%)	CA(40%),FL(14%)
Percent Owner Occupied	83%	83%	85%
Percent Single Family / PUD	81%	82%	80%
Interest Only	90%	92%	86%
Primary Servicer	CWHL	CWHL	CWHL
Other Servicers	Chase,PHH	Chase,PHH	PHH,Chase
	M&T,American Home, GPM	M&T,GPM	American Home